Exhibit 99.1

Itron Announces Fourth Quarter and Full Year 2017 Financial Results

Fourth Quarter Revenue Increased 11 Percent Driven by Strength in Smart Solutions

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 28, 2018--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its fourth quarter and full year ended Dec. 31, 2017. Highlights for the quarter and full year include:

  Quarterly and full year revenue of $551 million and $2.0 billion;
  Quarterly and full year gross margin of 31.7 percent and 33.5 percent;
  Quarterly and full year GAAP net income of $2 million and $57 million, which include a charge of $30 million associated with the Tax Cut and Jobs Act ("Tax Act");
  Quarterly and full year GAAP diluted earnings per share of $0.05 and $1.45, which include the impact of $0.77 per share associated with the Tax Act; and
  Quarterly and full year non-GAAP diluted earnings per share of $1.01 and $3.06, which exclude the charge associated with the Tax Act.
  The acquisition of Silver Spring Networks closed on Jan. 5, 2018 and will operate and report as a new Itron Networks segment.

“Our fourth quarter results reflect strong execution of our strategy as we delivered year-over-year growth in revenue and non-GAAP earnings per share," said Philip Mezey, Itron president and chief executive officer. "The progress we made in the quarter and throughout 2017 provides a solid foundation for 2018 as we optimize our operations and integrate Silver Spring Networks. The integration is progressing as planned with active collaboration across our team, a powerful sense of our shared mission and values and positive support from customers and partners."

Summary of Fourth Quarter Consolidated Financial Results

(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total revenue of $551 million increased 11 percent, or 8 percent excluding the impact of changes in foreign currency exchange rates, compared with the fourth quarter of 2016, driven by strong smart solution business and managed services.

By segment, Electricity revenue increased 20 percent driven by higher smart solution deliveries primarily in North America and Europe, Middle East and Africa (EMEA) regions. Gas and Water revenue increased 2 percent and 3 percent, respectively, primarily due to a favorable impact from changes in foreign currency exchange rates.

Gross Margin

Consolidated gross margin of 31.7 percent increased 10 basis points compared with the fourth quarter of 2016, driven by higher volume and mix of smart solutions primarily in the Electricity segment, offsetting lower gross margins in the Gas and Water segments.

Operating Income, Net Income and Earnings per Share (EPS)

GAAP operating income increased to $47 million compared with $31 million in the fourth quarter of 2016. Non-GAAP operating income increased to $55 million compared with $45 million in 2016. GAAP and non-GAAP operating income improved due to increased revenue at a higher gross margin, offsetting modest increases in operating expenses to support new solutions.

GAAP net income attributable to Itron for the quarter was $2 million, or $0.05 per diluted share, compared with net income of $12 million, or $0.30 per diluted share, in 2016. The lower GAAP net income and EPS were due to a charge of $30 million, or $0.77 per share, to recognize estimated impacts on the company's deferred tax assets due to the enactment of the Tax Act.

Non-GAAP net income of $40 million, or $1.01 per diluted share, increased compared with $26 million, or $0.68 per diluted share, in 2016. The increase reflects higher non-GAAP operating income and lower tax expense related to tax audit settlements, adjustments to valuation allowances and the timing and mix of taxable income by jurisdiction. Non-GAAP amounts exclude the charge related to the Tax Act.

Cash Flow

In the fourth quarter, cash provided by operating activities of $77 million and free cash flow of $61 million increased $43 million and $40 million, respectively, compared with the fourth quarter of 2016. Full-year 2017 cash provided by operating activities of $191 million and free cash flow of $142 million increased $76 million and $70 million, respectively, from the prior year. These cash flow increases were primarily driven by improved profitability and changes in working capital.

Other Measures

Bookings of $811 million increased 24 percent compared with the fourth quarter of 2016. Total backlog was $1.8 billion and 12-month backlog was $931 million at the end of the quarter, a year-over-year increase of 6 percent and 22 percent, respectively.

Operational Update

On Feb. 22, 2018, the board of directors approved a new restructuring plan to continue efforts to optimize our global supply chain, manufacturing operations and product development, sales and marketing Organizations. Estimated pre-tax restructuring charges are between $100 and $110 million, the majority of which will be recognized in the first quarter of 2018. The projects under this plan are anticipated to result in approximately $45 to $50 million of annualized savings upon completion. The Company expects to substantially complete projects under this plan by the end of 2020.

Many of our employees are represented by unions or works councils, which requires consultation, and potential restructuring projects may be subject to regulatory approval, both of which could impact the timing of planned savings in certain jurisdictions.

Financial Guidance

Itron’s guidance for the full year 2018 is as follows:

  Revenue between $2.33 and $2.43 billion
  Non-GAAP diluted EPS between $2.95 and $3.35

Itron's guidance for the first quarter of 2018 is as follows:

  Revenue between $575 and $600 million
  Non-GAAP diluted EPS between $0.10 and $0.15

Guidance assumes an average euro to U.S. dollar foreign currency exchange rate of $1.21 in 2018, diluted weighted average shares outstanding of approximately 40 million for the year, a non-GAAP effective tax rate for the year of approximately 28 percent and total interest expense of approximately $50 million. Operating profitability and Non-GAAP EPS is expected to be weighted to the second half of the year.

The company also confirmed its expectations that the acquisition of Silver Spring Networks will be accretive to gross margin in 2018 and will be accretive to non-GAAP EPS and adjusted EBITDA in 2019.

These assumptions are forward-looking and reflect the estimated impacts of purchase accounting for the acquisition of Silver Spring Networks, adoption of the new revenue accounting standard and the Tax Act on our financial results and are subject to change.

A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition and integration related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5:00 p.m. EDT on Feb. 28, 2018. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Mar. 5, 2018. To access the telephone replay, dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and enter passcode 3052187.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Itron® and OpenWay® are registered trademarks of Itron, Inc. All third party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Forward Looking Statements

This release contains forward-looking statements within in the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations about revenues, operations, financial performance, earnings, earnings per share and cash flows. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended Dec. 31, 2016 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues
Product revenues	$492,863	$451,174	$1,813,925	$1,830,070
Service revenues	57,913	44,539	204,272	183,116
Total revenues	550,776	495,713	2,018,197	2,013,186
Cost of revenues
Product cost of revenues	339,114	311,023	1,205,548	1,239,152
Services cost of revenues	36,911	28,027	137,495	113,714
Total cost of revenues	376,025	339,050	1,343,043	1,352,866

Gross profit	174,751	156,663	675,154	660,320

Operating expenses
Sales and marketing	43,007	39,846	170,008	158,883
Product development	43,438	40,123	169,977	168,209
General and administrative	36,466	32,034	156,540	162,815
Amortization of intangible assets	5,641	6,110	20,785	25,112
Restructuring	(999)	7,796	6,418	49,090
Total operating expenses	127,553	125,909	523,728	564,109

Operating income	47,198	30,754	151,426	96,211
Other income (expense)
Interest income	658	271	2,126	865
Interest expense	(3,133)	(2,604)	(11,581)	(10,948)
Other income (expense), net	(270)	(427)	(7,396)	(1,501)
Total other income (expense)	(2,745)	(2,760)	(16,851)	(11,584)

Income before income taxes	44,453	27,994	134,575	84,627
Income tax provision	(42,079)	(15,325)	(74,326)	(49,574)
Net income	2,374	12,669	60,249	35,053
Net income attributable to noncontrolling interests	594	1,020	2,951	3,283
Net income attributable to Itron, Inc.	$1,780	$11,649	$57,298	$31,770

Earnings per common share - Basic	$0.05	$0.30	$1.48	$0.83
Earnings per common share - Diluted	$0.05	$0.30	$1.45	$0.82

Weighted average common shares outstanding - Basic	38,745	38,283	38,655	38,207
Weighted average common shares outstanding - Diluted	39,530	39,028	39,387	38,643

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues
Electricity	$293,714	$245,589	$1,022,939	$938,374
Gas	138,933	135,769	533,624	569,476
Water	118,129	114,355	461,634	505,336
Total Company	$550,776	$495,713	$2,018,197	$2,013,186

Gross profit
Electricity	$96,726	$71,837	$318,953	$282,677
Gas	44,267	46,907	191,303	205,063
Water	33,758	37,919	164,898	172,580
Total Company	$174,751	$156,663	$675,154	$660,320

Operating income
Electricity	$41,937	$17,195	$93,566	$68,287
Gas	16,357	18,002	74,206	66,813
Water	4,236	8,559	44,494	37,266
Corporate unallocated	(15,332)	(13,002)	(60,840)	(76,155)
Total Company	$47,198	$30,754	$151,426	$96,211

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Meters
Standard	3,740	3,520	15,740	15,540
Smart	2,790	2,440	10,390	9,340
Total meters	6,530	5,960	26,130	24,880

Stand-alone communication modules
Smart	1,840	1,510	6,250	5,980

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$176,274	$133,565
Accounts receivable, net	398,029	351,506
Inventories	193,835	163,049
Other current assets	81,604	84,346
Total current assets	849,742	732,466

Property, plant, and equipment, net	200,768	176,458
Deferred tax assets, net	49,971	94,113
Restricted cash	311,010	—
Other long-term assets	43,666	50,129
Intangible assets, net	95,228	72,151
Goodwill	555,762	452,494
Total assets	$2,106,147	$1,577,811

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$262,166	$172,711
Other current liabilities	56,736	43,625
Wages and benefits payable	90,505	82,346
Taxes payable	16,100	10,451
Current portion of debt	19,688	14,063
Current portion of warranty	21,150	24,874
Unearned revenue	41,438	64,976
Total current liabilities	507,783	413,046

Long-term debt	593,572	290,460
Long-term warranty	13,712	18,428
Pension benefit obligation	95,717	84,498
Deferred tax liabilities, net	1,525	3,073
Other long-term obligations	88,206	117,953
Total liabilities	1,300,515	927,458

Equity
Common stock	1,294,767	1,270,467
Accumulated other comprehensive loss, net	(170,478)	(229,327)
Accumulated deficit	(337,873)	(409,536)
Total Itron, Inc. shareholders' equity	786,416	631,604
Non-controlling interests	19,216	18,749
Total equity	805,632	650,353
Total liabilities and equity	$2,106,147	$1,577,811

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Year Ended December 31,
	2017	2016
Operating activities
Net income	$60,249	$35,053
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,215	68,318
Stock-based compensation	21,407	18,035
Amortization of prepaid debt fees	1,067	1,076
Deferred taxes, net	50,667	13,790
Restructuring, non-cash	(2,297)	7,188
Other adjustments, net	3,673	4,309
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(17,573)	(27,162)
Inventories	(16,242)	22,343
Other current assets	8,112	20,705
Other long-term assets	11,230	(339)
Accounts payable, other current liabilities, and taxes payable	78,463	(37,312)
Wages and benefits payable	1,926	7,808
Unearned revenue	(41,309)	(25,810)
Warranty	(10,554)	(10,246)
Other operating, net	(20,680)	18,086
Net cash provided by operating activities	191,354	115,842

Investing activities
Acquisitions of property, plant, and equipment	(49,495)	(43,543)
Business acquisitions, net of cash equivalents acquired	(99,386)	(951)
Other investing, net	702	(3,034)
Net cash used in investing activities	(148,179)	(47,528)

Financing activities
Proceeds from borrowings	335,000	15,877
Payments on debt	(29,063)	(79,119)
Issuance of common stock	3,609	2,891
Other financing, net	(7,587)	(2,672)
Net cash provided by (used in) financing activities	301,959	(63,023)

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	8,636	(2,744)
Increase in cash, cash equivalents, and restricted cash	353,770	2,547
Cash, cash equivalents, and restricted cash at beginning of period	133,565	131,018
Cash, cash equivalents, and restricted cash at end of period	$487,335	$133,565

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, constant currency and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges such as purchase accounting adjustments, restructuring charges or goodwill impairment charges, and the impact of the Tax Cuts and Jobs Act ("Tax Act"). We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income - We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. Acquisition and integration related expenses include costs which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS - We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, restructuring, acquisition and integration, goodwill impairment, amortization of debt placement fees, impact from the Tax Act and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

Adjusted EBITDA - We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization, restructuring, acquisition and integration related expense, goodwill impairment and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow - We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency - We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term “constant currency,” which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period’s results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income attributable to Itron, Inc.	$1,780	$11,649	$57,298	$31,770
Amortization of intangible assets	5,641	6,110	20,785	25,112
Amortization of debt placement fees	241	245	966	987
Restructuring	(999)	7,796	6,418	49,090
Acquisition and integration related (recovery) expense	3,095	5	17,139	(197)
Tax Cuts and Jobs Act adjustment	30,424	—	30,424	—
Income tax effect of non-GAAP adjustments	(391)	608	(12,544)	(8,478)
Non-GAAP net income attributable to Itron, Inc.	$39,791	$26,413	$120,486	$98,284

Non-GAAP diluted EPS	$1.01	$0.68	$3.06	$2.54

Weighted average common shares outstanding - Diluted	39,530	39,028	39,387	38,643

ADJUSTED EBITDA
GAAP net income attributable to Itron, Inc.	$1,780	$11,649	$57,298	$31,770
Interest income	(658)	(271)	(2,126)	(865)
Interest expense	3,133	2,604	11,581	10,948
Income tax provision	42,079	15,325	74,326	49,574
Depreciation and amortization	17,215	16,755	63,215	68,318
Restructuring	(999)	7,796	6,418	49,090
Acquisition and integration related (recovery) expense	3,095	5	17,139	(197)
Adjusted EBITDA	$65,645	$53,863	$227,851	$208,638

FREE CASH FLOW
Net cash provided by operating activities	$76,853	$33,961	$191,354	$115,842
Acquisitions of property, plant, and equipment	(16,002)	(12,980)	(49,495)	(43,543)
Free Cash Flow	$60,851	$20,981	$141,859	$72,299

NON-GAAP OPERATING INCOME
GAAP operating income	$47,198	$30,754	$151,426	$96,211
Amortization of intangible assets	5,641	6,110	20,785	25,112
Restructuring	(999)	7,796	6,418	49,090
Acquisition and integration related (recovery) expense	3,095	5	17,139	(197)
Non-GAAP operating income	$54,935	$44,665	$195,768	$170,216

NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$127,553	$125,909	$523,728	$564,109
Amortization of intangible assets	(5,641)	(6,110)	(20,785)	(25,112)
Restructuring	999	(7,796)	(6,418)	(49,090)
Acquisition and integration related recovery (expense)	(3,095)	(5)	(17,139)	197
Non-GAAP operating expenses	$119,816	$111,998	$479,386	$490,104

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands)

SEGMENT RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income	$41,937	$17,195	$93,566	$68,287
Amortization of intangible assets	3,268	3,223	11,618	13,273
Restructuring	(1,359)	2,283	198	7,694
Acquisition and integration related (recovery) expense	471	5	10,258	(197)
Electricity - Non-GAAP operating income	$44,317	$22,706	$115,640	$89,057

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income	$16,357	$18,002	$74,206	$66,813
Amortization of intangible assets	1,388	1,568	5,349	6,456
Restructuring	496	3,754	5,213	25,744
Gas - Non-GAAP operating income	$18,241	$23,324	$84,768	$99,013

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$4,236	$8,559	$44,494	$37,266
Amortization of intangible assets	985	1,319	3,818	5,383
Restructuring	254	651	700	13,116
Water - Non-GAAP operating income	$5,475	$10,529	$49,012	$55,765

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(15,332)	$(13,002)	$(60,840)	$(76,155)
Restructuring	(390)	1,108	307	2,536
Acquisition and integration related expense	2,624	—	6,881	—
Corporate unallocated - Non-GAAP operating loss	$(13,098)	$(11,894)	$(53,652)	$(73,619)

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
or
Rebecca Hussey, 509-891-3574
Manager, Investor Relations